UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2013

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT		06382
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

New Senior Secured Credit Facilities

On November 19, 2013, the Mohegan Tribal Gaming Authority (the “Authority” or “Borrower”) entered into a loan agreement (the “Loan Agreement”) among the Authority, the Mohegan Tribe of Indians of Connecticut (the “Tribe”), the guarantors party thereto, RBS Citizens, N.A. as administrative and collateral agent (the “Agent”), and the other lenders and financial institutions party thereto, providing for $955 million in aggregate principal amount of senior secured credit facilities (the “Senior Secured Credit Facilities”), comprised of a $100 million senior secured revolving credit facility (the “Revolving Facility”), a $125 million senior secured term loan A facility (the “Term Loan A Facility”), and a $730 million senior secured term loan B facility (the “Term Loan B Facility). The Senior Secured Credit Facilities mature on July 15, 2018, subject to extension based on the satisfaction of certain conditions to November 19, 2018 (in the case of the Revolving Facility and the Term Loan A Facility) and November 19, 2019 (in the case of the Term Loan B Facility).

The Term Loan A Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 5.0% of the principal amount of the Term Loan A Facility for the first year after the closing date, 7.5% of the principal amount of the Term Loan A Facility for the second year after the closing date, and 10.0% of the aggregate principal amount of the Term Loan A Facility in each year thereafter, with the balance payable on the maturity date of the Term Loan A Facility. The Term Loan B facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the aggregate principal of the Term B loan. Amortization of the Term Loan A Facility and Term Loan B Facility will begin with the first full fiscal quarter after the closing date. The proceeds of the Term Loan A Facility and Term Loan B Facility, together with a drawing under the Revolving Facility, were used to repurchase the Authority’s 11.5% Second Lien Senior Secured Notes due 2017 tendered pursuant to the Authority’s offer dated November 4, 2013, to otherwise satisfy and discharge the obligations in respect of such notes (as described below) and to satisfy in full all amounts due under the Borrower’s Fourth Amended and Restated Loan Agreement with Bank of America, N.A. (“Bank of America”) as administrative agent and its Loan Agreement with Wells Fargo Gaming Capital, LLC (“Wells Fargo”) as administrative agent. The Revolving Facility will otherwise be available for general corporate purposes.

The Loan Agreement contains customary covenants applicable to the Authority and its restricted subsidiaries, including covenants governing: incurrence of indebtedness, incurrence of liens, payment of dividends and other distributions, investments, asset sales, affiliate transactions, mergers or consolidations and capital expenditures. Additionally, the Loan Agreement includes financial maintenance covenants pertaining to total leverage, secured leverage and minimum fixed charge coverage.

Borrowings under the Senior Secured Credit Facilities will incur interest as follows: (i) for base rate loans under the Revolving Facility and Term Loan A Facility, a base rate equal to the highest of (x) the prime rate, (y) the federal funds rate plus 50 basis points and (z) the one-month LIBOR rate plus 100 basis points (the highest of (x), (y) and (z), the “base rate”), plus a leverage-based margin of 250 to 350 basis points; (ii) for Eurodollar rate loans under the Revolving Facility and Term Loan A Facility, the applicable LIBOR rate plus a leverage-based margin of 350 to 450 basis points; (iii) for base rate loans under the Term Loan B Facility, the base rate plus 350 basis points; and (iv) for Eurodollar loans under the Term B Facility, the applicable LIBOR rate (subject to a 1.00% LIBOR floor) plus 450 basis points. The Authority is also required to pay a leverage-based undrawn commitment fee on the Revolving Facility of between 37.5 and 50 basis points. Interest on Eurodollar rate loans is payable at the end of each applicable interest period for periods of three months or less and for loans of more than three months, each March, June, September or December that occurs after the beginning of such interest period. Interest on base rate advances is payable quarterly in arrears.

The Senior Secured Credit Facility is fully and unconditionally guaranteed, jointly and severally, by each of Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P., Northeast Concessions, L.P., Mohegan Commercial Ventures-PA, LLC, Mohegan Basketball Club LLC, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and MTGA Gaming, LLC (the “Guarantors”; and the Guarantors other than Mohegan Basketball Club LLC, the “Grantors”). The collateral securing the Senior Secured Credit Facility constitutes substantially all of the Authority’s and Grantors’ property and assets.

The foregoing description of certain provisions of the Senior Secured Credit Facility is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which will be filed with the Authority’s next periodic report.

2017 Notes Supplemental Indenture and Satisfaction and Discharge of 2017 Notes

The early tender period with respect to the Authority’s previously disclosed cash tender offer and consent solicitation for any and all of its outstanding 11.5% Second Lien Senior Secured Notes due 2017 (the “2017 notes”) that were issued under its March 6, 2012 Indenture (the “2017 notes indenture”) expired on November 18, 2013 at 5:00 p.m., New York City time (the “early tender deadline”). As of the early tender deadline, the Authority received sufficient consents from holders of the outstanding 2017 notes to effect certain proposed amendments to the 2017 notes indenture. On November 19, 2013, the Authority, the guarantors, the Tribe and the trustee for the 2017 notes consummated the consent solicitation by entering into that certain Supplemental Indenture No. 2 to the 2017 notes indenture (the “2017 notes supplemental indenture”). The 2017 notes supplemental indenture eliminated a substantial number of the covenants in the 2017 notes indenture, including covenants limiting the ability of the Authority and its restricted subsidiaries to incur additional debt, pay dividends or distributions, make certain investments, create liens on assets, enter into transactions with affiliates, merge or consolidate with another company, or transfer and sell assets. On November 19, 2013, the Authority called for redemption all of the 2017 notes that were not validly tendered by the November 18, 2013 early tender deadline. The Authority satisfied and discharged the 2017 notes indenture by depositing with the trustee sufficient funds to fund the redemption on December 19, 2013 and to pay accrued and unpaid interest on the redeemed notes to the redemption date. Upon the satisfaction and discharge of the 2017 notes, the liens in favor of the collateral agent for the 2017 notes on the assets of the Authority and its subsidiaries that guaranteed the 2017 notes were automatically released.

The foregoing description of certain provisions of the 2017 notes supplemental indenture is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed with the Authority’s next periodic report.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosures in Item 1.01 of this Current Report on Form 8-K with respect to the termination of the existing Fourth Amended Restated Loan Agreement with Bank of America, the Loan Agreement with Wells Fargo, and the satisfaction and discharge of the 2017 notes indenture are incorporated herein by reference.

Satisfaction and Discharge of Old Second Lien Notes

On November 19, 2013, the Authority called for redemption all $200,000 of its 11.5% Second Lien Senior Secured Notes due 2017 (the “old second lien notes”) that were issued under that certain Indenture, dated as of October 26, 2009 (as amended, the “old second lien indenture”). The old second lien notes will be redeemed on December 19, 2013. Also on November 19, 2013, the Authority satisfied and discharged the old second lien indenture by depositing with the trustee sufficient funds to fund the redemption of the old second lien notes on December 19, 2013 and to pay accrued and unpaid interest on the redeemed notes to the redemption date. In connection therewith, the liens in favor of the collateral agent for the old second lien notes on the assets of the Authority and its subsidiaries that guaranteed the old second lien notes were automatically released.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosures in Item 1.01 of this Current Report on Form 8-K with respect to the Authority’s call for redemption of all of the 2017 notes not validly tendered by the early tender deadline and in Item 1.02 with respect to the Authority’s call for redemption of all of the old 2017 notes are incorporated herein by reference.

Section 8 – Other Events

Item 8.01	Other Events.

On November 19, 2013, the Authority issued a press release announcing (i) the results through the early tender deadline of the Authority’s tender offer to purchase for cash any and all of the 2017 notes, (ii) the Authority’s call for redemption of the 2017 notes not validly tendered by the early tender deadline, (iii) the Authority’s call for redemption of the old 2017 notes, and (iv) the closing of the Senior Secured Credit Facilities.

A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The press release and related information also may be found on the Authority’s website at www.mtga.com, under “Investor Relations/Financial News.”

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this report:

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated November 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: November 20, 2013	By:	/s/ Kevin P. Brown
Kevin P. Brown
Chairman, Management Board